Exhibit 99.2

Investment Community Conference Call

Wednesday, March 15, 2006, 4:00 PM Eastern

Operator

Good afternoon, Ladies and Gentlemen, and welcome to the QuadraMed investor conference call. Today’s call is being recorded and webcast and replays will be available on the Quadramed website within 24 hours. All participants will be in a listen-only mode until the question-and-answer session. Instructions on how to participate in the session will be given at the conclusion of the presentation. Let me take a moment to reference QuadraMed’s Safe Harbor statement. The presentations made during this conference call contains forward-looking statements by QuadraMed as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, that are subject to risks and uncertainties, the words “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “made”, “should”, “could” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward looking statements and its periodic reports filed with the Securities and Exchange Commission. At this time for opening remarks and introductions, I’d like to introduce Mr. Keith B. Hagen, QuadraMed’s President and Chief Executive Officer. Mr. Hagen, please go ahead.

Keith Hagen - QuadraMed - President and CEO

Thank you very much, April. Good afternoon, ladies and gentlemen, and thank you for joining us. With me on the call is QuadraMed’s Chief Financial Officer, Dave Piazza. There are also other members of the management team here who may participate in the Q&A. Dave will discuss the financial statements; then I’ll discuss what I believe are key aspects of the business after which we will take your questions. Dave.

Dave Piazza - QuadraMed - CFO

Thanks, Keith, and good afternoon, everyone. There are a lot of things to talk about today. First I’d like to make sure that you have seen exhibits four and five of our press release this morning. Those exhibits are entitled, “Reconciliation of EBITDA and Non-GAAP Measurements” and present our calculation of EBITDA and the non-GAAP measurements of pro forma net income or loss and pro forma operating income or loss. Exhibit four presents yearly reconciliations for 2005 and 2004 and exhibit five presents quarterly reconciliations for the last five quarters. I will be making reference to items in those exhibits during this call. Now I will explain some of our financial highlights followed by a discussion of our 2005 Sarbanes-Oxley work. We are reporting a net loss before preferred stock accretion for $3.9 million for 2005. This compares to a net loss of $(41.8) million for 2004. As many of you know, from our third quarter call (technical difficulties)(THOMSON EDITOR: STAND BY — TECHNICAL DIFFICULTIES)

Operator

Please stand by momentarily as we re-establish our speakers. Please stand by. We will be back underway momentarily.

Dave Piazza - QuadraMed - CFO

April, do you know where we got cut off?

Operator

No Sir. I am looking into that now.

Keith Hagen - QuadraMed - President and CEO

Why don’t we pick up from the top then?

Dave Piazza - QuadraMed - CFO

Good afternoon everyone. There are a lot of things to talk about today. First I’d like to make sure that you have seen exhibits four and five of our press release this morning. Those exhibits are entitled, “Reconciliation of EBITDA and Non-GAAP Measurements” and present our calculation of EBITDA and the non-GAAP measurement of pro forma net income or loss and pro forma operating income or loss. Exhibit four presents yearly reconciliations for 2005 and 2004 and exhibit five presents quarterly reconciliations for the last five quarters. I will be making references to these items in those exhibits during this call.

Now I will explain some of our financial highlights followed by a discussion of our 2005 Sarbanes-Oxley work. We are reporting a net loss before preferred stock accretion of $(3.9) million for 2005. This compares to a net loss of $(41.8) million for 2004. As many of you know from our third quarter call, we discussed several events that had a negative impact on our reported results. For 2005, these items totaled $6.9 million. The most significant of which are $3.8 million of executive severance and $2.9 million of exit costs for closing of two office locations this year. We adjusted our reported net loss for these items as presented in exhibit four. Our net loss before preferred stock accretion will become pro forma net income, $3 million for 2005. In addition, I would like to point out that our cash balance increased approximately $11 million this year to over $33 million.

But before I go into any more details on the annual numbers, I would like to take you through the fourth quarter results briefly, compared to fourth quarter of 2004. We are reporting net income before preferred stock accretion of $1.2 million in Q4 compared to a net loss of $(11.3) million in Q4 of last year. On a more comparable basis, we should think of the pro forma net loss for Q4 of last year of $(2.8) million, as presented in exhibit five. As you can see we have exit cost and loss of discontinued operations totaling over $8 million that we recorded in last year’s fourth quarter results.

Now the major operating contributors to the result in a $4 million improvement quarter over quarter are the following. Our revenue in 2005 fourth quarter was $31.2 million compared to $28.9 million in 2004. This is due to overall increases in maintenance and services, primarily from our enterprise and government products. Our gross margin was $2.7 million higher in Q4 of this year due to the increase in revenue that we just discussed and the fact that in Q4 of last year, we had an additional one million of cost of acquired software due to our final evaluation of assets acquired from Tempus and Detente. As a consequence the reported overall gross margin of 62% in Q4 of this year compared to only a 58% in Q4 of 2004. But if we normalized last year for the effect of this cost of acquired software adjustment the Q4 2004 gross margin would have been around 61%. Our operating expenses in Q4 of 2005 of $18.6 million compared to operating expenses of $24 million in Q4 of last year. It should be noted, however, that the 2004 amount includes $4 million facility exit cost that I mentioned before. So removing that results in a more comparable Q4 2004 amount of $20 million.

Now back to the annual results. As I mentioned before, we have improved our pro forma net income before preferred stock accretion by $17 million from a pro forma net loss of $(14) million in 2004. And we have a pro forma net income this year of $3 million. The 2004 number has been adjusted for exit costs, discontinued operations, and loss and retirement debt. The major contributor to improved results in 2005 compared to 2004 includes the following. Although our revenues in 2005 of $122.3 million were lower than the $124.8 million reported in 2004, the composition of the 2005 revenues was better, producing $2.4 million more of gross margin. Now we had a lot more of the lower margin hardware revenue in 2004 as well. We reported $8.1 million in that year compared to only $2.6 million this year. In addition the non-hardware revenues in 2005 contributed $4 million greater gross margin than the same revenue mix contributed in 2004. Overall, our gross margin was only 60% in 2004, compared to 63% in 2005. Our operating expenses net of exit costs for facility closing in both periods were approximately $9 million lower this year compared to 2004. The most significant contributor to this reduction in operating expenses was the corporate restructuring that we did back in January 2005 which eliminated approximately 90 positions from the Company’s ranks, most of which were in these departments. And the fact we managed the business well with the organization we put in place back then. There were certainly other items as well contributing to the difference which I won’t go into at this time, but that plan certainly had its intended effects. Finally, 2004 included approximately $4 million of interest expense related to the retired debt which we no longer had in 2005. Our loss from operations improved by just under $15 million from a loss of $(16.2) million in 2004 to a loss of only $(1.4) million in 2005 as reported. On an adjusted basis, the operating loss becomes a pro forma operating income of $3.1 million for 2005 compared to a pro forma operating loss of $(10.3) last year. This is still a $13 million improvement year-over-year; and our EBITDA improved by $34 million from a negative $(27) million last year to a positive $7 million this year.

Finally, I would like to turn your attention back to cash and cash flow. We reported $33 million of cash and cash equivalents at year end compared to $34 million at the end of the third quarter, $29 million at the end of the second quarter, $20 million at the end of the first quarter and $22 million at December 31, 2004. This $11 million increase in cash during the year is due in large part to three main factors. First we reduced operating expenses in our January 2005 re-organization which cut approximately $8 million of annualized expense from the Company. We also closed our financial services division which was bleeding cash in 2004. Second, we remedied our PeopleSoft conversion revenue cycle control weaknesses that we first reported back in March. One of the benefits of this remediation was more time in billings for converted contracts and aggressive collection of our billings in 2005. And we emphasize getting down payments with virtually every customer contract signed in 2005. It should also be noted that although we had significant fourth quarter outlays totaling almost $4 million, including the dividend payment on our preferred stock in October; payment of executive severance cost; and some large insurance premium renewals, our cash balance declined only $1 million during the fourth quarter. So our normalized operating cash flow excluding these items was almost $3 million positive cash flow in the fourth quarter. In summary, cash flow provided by operating activities is $14.8 million for 2005 for the reasons I just went through and this compares to cash used in operations of $10 million in 2004. In addition, we used $4.4 million of finance activities during this year due primarily to the $5.8 million payment of dividends on our preferred stock. Our cash flow from investing activities was negligible in total this year. So in summary those are the components of our $11 million increase in cash for this year.

Now let me address internal controls. As most of you know, throughout 2005 in our quarterly filings, we have been reiterating a report regarding the controls efficiency and material weaknesses in our revenue cycle and closing cycle that we first reported in our 2004 10-K back in March and that these control deficiencies have not been remediated as of our last quarterly report for the period ended September 30, 2005. We were required to make reports of this nature until we had successfully completed our 2005 year end control testing and had successfully passed the test. Further, it was necessary for our independent accountant, BDO Seidman, to have also successfully conducted and completed their year end internal control testing, enabling them to render an opinion. We also told you that once both the Company and BDO had completed this work and had agreement on the results of that work then we would be able to reassess our reported conclusions regarding these material control weaknesses. We are pleased to say that the reported part of middle management internal controls as of December 31, 2005 is that we have remediated the internal control material weaknesses previously reported for the revenue cycles and closing cycles. Further, we know of no other material weaknesses in internal control or disclosure control that should be reported at this time.

With that said, let me tell you about the work that we have been doing in this area. We have hired GR Consulting Group, an independent consulting firm that specializes in Sarbanes-Oxley work. For the past five and a half months they have been assisting us in assessing the control environment and a dozen or so transaction cycles, in preparing 2005 controlled documentation and performing cycle risk assessment and identifying and remediating control deficiencies and, finally, in designing and performing control testing in these cycles. GRC, together with Company management and personnel have been devoting substantial time to this initiative since August. Particular attention has been paid to the areas of revenues, and general ledger, monthly account reconciliation, and other closing cycle control. Organizationally during the second quarter we hired new personnel in the accounting group, replacing substantially all key positions and we created and staffed a five-person revenue assurance team. We completed our PeopleSoft conversion during this year, which was the single biggest root cause for the material weaknesses that we had last year. And we established new roles, responsibilities, processes and procedures and established in-house training for our finance personnel. Collectively, all this effort contributed to a much stronger internal control environment at QuadraMed, allowing us to conclude that our material weaknesses and internal controls as reported in prior years have now been remediated and that our internal controls over financial reporting, and our disclosure controls were effective as of December 31, 2005. Now I’ll turn the conversation back to Keith. Keith?

Keith Hagen - QuadraMed - President and CEO

I’m obviously pleased with a net income of $1.2 million for the fourth quarter of 2005. I’m equally pleased the business provided $14.8 million in cash from operations during the full year. This reflects our focus on collections, the strong underlying business we have and the fact that we are burdened with several non-cash charges to our income statement. For example, amortization of acquired software. This expense alone was $3 million for 2005, which is included in our cost of license. I’d like to talk about some of the fundamentals of our business and some lead indicators that I track. Recurring revenue accounted for approximately two-thirds of our revenue in 2005. This includes revenue from term licenses, services, and maintenance on perpetual licenses. This revenue does have a cost in that we are obligated to provide services, support, and regulatory updates. Also as these contracts end, sales efforts are expended to renew or extend them. Our non-recurring revenue includes perpetual software licenses, the implementation fees associated with them, and some hardware sales. This combination of recurring and non-recurring revenue provides for a solid foundation; and I see no near-term change in our fundamental business model as it relates to our revenue sources.

I am pleased with our sales booking for 2005. For us, bookings include the following: software license, install, one year of maintenance and hardware (if there is any) for perpetual software sales. All years of a term license contract whether it is a renewal or a new name contract and full value of a service contract again whether it’s a renewal or a new name contract. In 2005 our sales bookings were about $67 million. This compares to about $66 million in 2004. However, I would note that the 2004 sales bookings number includes about $8 million in new name Affinity contracts that are not repeated in 2005. So excluding new name Affinity contracts, our bookings for all other contracts increased by $9 million year-over-year at a 15% increase. Historically, our sales have had a seasonality that weighs them towards the second half of the year. This is due to seasonal buying trends in our industry particularly with the government and with our HIM clients. About 60% of our sales were booked in the second half of the year in both 2004 and in 2005. I mentioned Affinity sales so let me answer the question before it is asked. We did not make a new name Affinity sale in 2005. That is not to say that Affinity is not selling. Affinity is made up of some 30 to 40 modules and we continue to sell those modules back into the Affinity base. About 25% of our sales bookings in 2005 were for Affinity-related products, services, and hardware into the Affinity base. All that being said we certainly continue to devote significant effort in driving new name Affinity sales. In Q1 of 2006 this year, we continued to be successful selling Affinity products into our base. For example, within the last few weeks we signed contracts with a large multi-entity IDN totaling nearly $1.5 million in software, hardware, and services related to our Affinity pharmacy product.

I’m also pleased with our overall sales pipeline which as of January 31, 2006, is nearly $200 million, which is about where it was in July of 2005. So we have maintained our backlog level despite all of the sales that we booked and hence removed from the pipeline during the second half of 2005. The strength of the pipeline has also been improved through the review and scrubbing that has taken place over the last few months. From a revenue perspective, we have seen $29 million to $31 million every quarter for the last seven quarters. To grow this number we will obviously need to see an increase in our sales bookings. However, please remember that revenue for Affinity contracts is recognized on a percentage complete basis, typically over an 18-to-36-month timeframe. Hence, signing new Affinity business may not have an immediate topline impact.

I want to speak now to our corporate mission, vision, and value proposition. QuadraMed competes in a very competitive market against formidable companies. While each company provides products to meet the needs of health care organizations, we each approach the industry, client needs, and our solutions in different ways. For QuadraMed, our mission is this — to advance the success of health care organizations through IT solutions that leverage quality care into positive financial outcome. You see, health care organizations have to provide quality care to their sick and injured patients but they also must run their business. They need to turn that quality care into cash; and QuadraMed provides a comprehensive set of financial, clinical, and administrative products to make that happen. What we as a company strive to create is summed up by our vision statement. And our vision is this — Evolving reimbursement scenarios will challenge hospitals to leverage quality of care into payment. Clients committing to QuadraMed’s care-based solutions will realize market-leading financial performance. And, lastly, we have defined our value proposition and it is this. Using QuadraMed’s end to end solutions to optimize the patient’s experience and leverage quality of care into payment, our clients receive the proper reimbursement in the shortest time at the lowest administrative cost. And, historically, QuadraMed has spoken about products. Products like CPOE, Quantum, TempusOne and Affinity are important and they are the means by which we will deliver on our mission. However, we will endeavor to drive our message to the market from a higher solution perspective. Our vision, mission, and value proposition are what define us and they are what we will make product, service, and business decisions based on. I call this “operationalizing the strategic plan.” Without this the plan is just another book on the shelf. The very first decision we made based on our strategy is the organization structure of the business. We are starting to break down the as-acquired structures and align ourselves in a way that lets us leverage the strength of our products to deliver on our vision. This has allowed us to reduce overlaps and decrease overall costs, resulting in a reduction of our full-time staffing level by about 5%, leaving us with about 580 people. As a business, we must balance our goal of generating consistent and predictable net income with delivering on our vision. It is the view of management that this adjustment is the correct balance between these two important efforts.

Lastly I want to point out a few items of interest as they relate to Q4 of 2005 and Q1 of 2006. In Q4 of 2005, we benefited from the fact that we did not pay 100% of our employee incentive compensation plan. Most everyone not on a commission plan was eligible for a 2004 incentive compensation plan. As we did not achieve all of our internal goals, only a portion of the payout was made. Hence on a quarter to quarter comparison, Q4 of 2005 would have about $1 million less of bonus expense than other quarters. In Q1 of 2006, we will have severance charges of about $400,000 related to the staffing changes that I mentioned. Additionally Q1 will be the first quarter for the new FAS 123R stock option expense reporting. These, along with other factors, will most likely result in a net loss for Q1 2006. However, starting in Q2 we expect to see the benefits of reduced staffing costs and other savings effort that should add up to about $900,000 in quarterly expense reduction. So in summary, we finished off 2005 strong. We have positive cash flow from operations. We have $33 million in cash. We’ve addressed our internal control weaknesses. And we’ve defined who we are and how we’re going after the market. We’ve made some hard decisions designed to meet our goal of being consistently and predictably profitable. It has been a busy five months for me; and I expect the months ahead to be even easier as we execute on our strategic plan. Thank you and we will now open it up for questions. April?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Chris Cook from Zazove

Chris Cook - Zazove - Analyst

Could you guys, you went through this too quickly for me, anyway, add up again the one-time, the yearly one-time severance, exit costs as well as any excess legal and accounting cost that you might have had during the year?

Dave Piazza - QuadraMed - CFO

For 2005 the items that we identified totaled about $6.1 million and about $3.8 million of that was executive severance and about $2.9 of that was exit costs on facility closings. There were some other things in there as well, but those were the ones that we identified. So a total of $6.9 million in 2005.

Chris Cook - Zazove - Analyst

And you are not identifying any excess legal and accounting?

Dave Piazza - QuadraMed - CFO

No; not for 2005. I think the last time we identified anything really significant of that nature probably had go all the back to 2003 where we had obviously some significant items to that regard. But this year we obviously have more of those types of expenses because of Sarbanes implementation. We have a lot — had a lot of outside help us I suggested and of course BDO has additional fees that they — for all the work that they do so we would have incurred more as a result of that activity but we are not carving those out as separate adjusted items.

Chris Cook - Zazove - Analyst

And is that because you think those expenses will be ongoing? Just the cost of doing business?

Dave Piazza - QuadraMed - CFO

Probably not at the same level they were this year certainly; but BDO needs to continue to do their test function and their Sarbanes work next year and we will have some additional costs as well. We did a lot of work to establish a strong internal control framework here at the Company; and we need to continue an internal audit function which will be done mostly with internal personnel to maintain the effectiveness and ensure compliance with all those controls. And of course we’ll probably use a little outside help there as well.

Keith Hagen - QuadraMed - President and CEO

The other part is we don’t break them out because as we put together our budgets we take those — some of the takes and puts if you will. For example, we are investing more in marketing in 2006 than we did in 2005. But we don’t break out all those costs because they all kind of came out as we went through our budget process.

Chris Cook - Zazove - Analyst

Got you, but presumably you are getting a return on the marketing spend while you wouldn’t get a return on —

Keith Hagen - QuadraMed - President and CEO

That’s correct. Absolutely.

Chris Cook - Zazove - Analyst

Restating the 2003 through 2004 financial statements.

Keith Hagen - QuadraMed - President and CEO

That’s our expectation.

Chris Cook - Zazove - Analyst

And then secondly, the loss from discontinued operations of $2.4 million. Is that a — I assume that’s a cash loss. Does that continue in 2006?

Dave Piazza - QuadraMed - CFO

No. We should have nothing from that, Chris. That’s the combination of the loss on the leases of about $1.8 million and then, there were some severance costs and some other salary-related costs for the first month and a half in 2005 that that division was still operating. So as of February 15th that division is gone.

Chris Cook - Zazove - Analyst

Terrific. I think that’s all my questions. One other, I guess. Capital spend. It looks like it was just a hair over $1 million this year, or this past year 2005. Expectations in ‘06, ‘07? Should we continue to think that cap spend of $2 million is reasonable?

Dave Piazza - QuadraMed - CFO

I think it will be less than that. Probably along the lines of the $1.3 million that we had this year.

Operator

Joe Colquhoun from Avenue Capital.

Joe Colquhoun - Avenue Capital - Analyst

So we’ve had, I guess, what is a veritable treasure trove of press releases over the last few days which relative to the historic trickle that we’ve seen is quite different. I wonder if this — I guess one of my questions is: is this a sign that there’s a new offensive to get the story out going on here?

Keith Hagen - QuadraMed - President and CEO

Yes, absolutely. It’s just kind of a tip of the iceberg if you will in the investment that we are making in marketing and bringing Steven Russell, our Senior VP of corporate development, on board is to make sure that we are getting our message out in every way possible. We’ve been trying to get out there and doing interviews in various forms of press. We’ve been trying to get our messaging across in press releases and not just have press releases state in a cold hard finance fact, but also to talk about what it means to us as a business; and why somebody who’s a prospective client would think that it’s important as far as what we are doing; and we tried to do that for example with the KLAS reports and talking about how the KLAS reports while, yes, it’s great that we ranked high, but it’s also more important to prospective clients that the KLAS reporting talks about life after the demo. It talks about what is it like to do business with QuadraMed after the spotlight of the new system is off and it’s back to life as usual. So trying to get that message out. The drive for our strategic plan. Our strategic business plan that we have that the results of which were the vision, commission, and value proposition that I talked about. And then just our whole go forward strategy is certainly to become much more visible in the healthcare IT space. So, yes, is the answer to your question.

Joe Colquhoun - Avenue Capital - Analyst

Great news on that. Thanks. On the announcement of two days ago on the alignment of resources and the $400,000 charge in Q1 which you mentioned and $3.6 million of annualized savings, I gather from your comments earlier that we’d expect to see about 75% of that $3.6 actually come through the statements in 2006?

Keith Hagen - QuadraMed - President and CEO

Yes. That’s correct.

Joe Colquhoun - Avenue Capital - Analyst

Could you perhaps give us a little flavor as to what kind of customer improvements will flow through from this alignment of resources? And were there customer inputs involved in making some of these changes?

Keith Hagen - QuadraMed - President and CEO

There was not customer input in any of the changes that we make operationally. The things that we felt were important were, for example, we have all of our services under one executive. At the end of last year, we took some of those steps related to sales to get all of our sales efforts under our Senior VP of sales. We moved all of our product development so that it was all under our Chief Technology Officer. We have now moved all of our implementation and support services under our VP of services. Where that is going be helpful from a client prospective are those clients that have purchased our enterprise solutions, we have a good number of clients that have whether they have Affinity, they have Quantim, they have MPI and they have TempusOne, and getting consistency and how that support is handled. Being able to effectively improve the integration between the products that the Company has within its portfolio. And those things position us to deliver on this concept of providing value in what we call the care-based revenue cycle, and being able to talk about how we can solve those higher level issues for our clients. And by tying together all these individual products and getting out of selling just these product silos where we go up and we try to sell a net price scheduling system here or a patient accounting system there — and really raise the discussion up with the market about how it is that QuadraMed can help drive their quality care to cash, and provide all the underlying products and services to help them to do that. So that is really the essence of our messaging. It is the essence of our strategy. It is the essence of the decision-making that we are undertaking from an organizational point of view. From a product direction point of view. From services, from sales in how we sell and how we present. So all those things started with the organizational changes that we talked about in the press release.

Joe Colquhoun - Avenue Capital - Analyst

Sounds good. On the Quantim press release you mentioned 47 contracts in Q4 versus 34 in Q4 a year ago. Did that trend continue into Q1?

Keith Hagen - QuadraMed - President and CEO

Q1 of ‘06?

Joe Colquhoun - Avenue Capital - Analyst

Yes.

Keith Hagen - QuadraMed - President and CEO

I don’t have the numbers for Q1 of ‘06 so I really wouldn’t be able to say.

Joe Colquhoun - Avenue Capital - Analyst

What about the new Quantim products that were mentioned? Can you give us a little flavor as to what the value proposition is for those products? If this is the appropriate time to do it?

Keith Hagen - QuadraMed - President and CEO

It’s probably, there are aspects of rounding out our Quantim suite. Quantum is a suite of products that meet the needs within the health information management section of the hospital. You can think about that in layman’s terms as a medical records department. And we meet up with what is called the AHIMA, HIM model. So we continue to round out that suite of products to meet that business model. So there’s various things related to workflow and other things that that are products that round that out which is what we are talking about there.

Jim Klein - QuadraMed - CTO

This is Jim Klein, the CTO. I would add to that that one of the things that we are bringing to the market is a tighter integration of what the market calls HIM, and what used to be called the medical records department with the patient accounting cycle. So much of new reimbursement initiatives and going forward are based on quality initiatives and proving and auditing that you’ve done certain things that you can qualify for the highest level of integration. So this importance that we’re placing on the Quantim product line is a big part of, if you were operationalizing our business plan which is to turn the quality of care into cash for our clients. So this integration is a big part of it as well.

Joe Colquhoun - Avenue Capital - Analyst

Will it be more products and enhancements coming as the year goes along in that area?

Jim Klein - QuadraMed - CTO

Yes, absolutely.

Joe Colquhoun - Avenue Capital - Analyst

Turning to the results in the cash balance that you showed of $33 million. Steady from the third quarter and as you have pointed out, up substantially from where it was a year ago. Is that — given that the difficulty that we’ve had selling certain products in the past that were related to the Company’s financial condition. Do you guys view or hear that that is a benefit to you when you go out to market that you are able to show a substantial and growing cash position?

Keith Hagen - QuadraMed - President and CEO

Yes. I believe that. I believe that based on meetings that I’ve had with potential clients and the conversations that we’ve had particularly at the HIMSS conference that was in San Diego back in February. Having a strong balance sheet is hugely important to us as we work very hard to have a clean income statement if you will, and to show net income reliably. Right now our financial statements are complicated, as I think everybody on the phone knows. And when we have to talk about, well, there’s these non-cash charges and trying to show that our strong cash flow from operations really shows that the underlying business is solid. Those are discussions that are difficult enough with the investment community but very difficult when out talking to clients and prospective clients. And so our goal is to work ourselves to the point where we can have positive net income right on the SEC statement so that those conversations can be behind us. We were very pleased. I was very pleased to hear from our VP of Affinity’s new business Affinity sales at the HIMSS conference that all the conversations that his sales team was having were about the product and the solutions and were not about the financial condition of the Company. I think that as our income statement becomes as attractive as our balance sheet, and as our stock price continues to move up, those things help in the sales cycle in building confidence in potential clients.

Operator

Julian Allen from Cannell Capital.

Julian Allen - Cannell Capital - Analyst

Most of my questions have been answered, but just to get back to the inevitable Affinity question and, Keith, get your sense of what’s the cause of not being able to land a new sort of flagship enterprisewide installation? Is it a competitive question? Is it lingering concerns in the market about the balance sheet that you’ve just been talking about? Is it functionality issues? What would you put it down to?

Keith Hagen - QuadraMed - President and CEO

I think that it’s a combination of several things. Certainly we have some very strong competitors on the HIS side that certainly use our past financial issues against us. So that’s a piece. But I also think that there is a piece of it in that as a business, we have not in the past been able to articulate our vision, our mission, our value proposition, why somebody would do business with us. As I mentioned earlier there’s a list of competitors that have software. The question is, what is the solution that they are bringing? What do they bring to the table? Why is somebody talking to them? Why are they going to buy from QuadraMed as opposed to somebody else? And you’ve got to have that vision. You’ve got to tell them what it is that’s important to you as a business. How you are going to make decisions going forward because everybody knows that what they are buying, the future functions of what they are buying today are going to evolve. I mean all of us are pumping lots of money in R&D. And we are all coming out with new, new features and functions. The question is, in what direction are those features and functions going to go? We believe that this concept of how do you have the full suite of products, a comprehensive suite of products so that you can help these organizations turn their quality care into cash is the message that we want to get out there. And that is what we are going to make decisions about and that is how we need to get out and approach the market. We cannot continue to go out and again sell — here’s this one product like we are selling a word processor. You look at one word processor versus another one and you likely say that they both do the same thing. Do they both have spell check? Do that both underline and bold? Yes. So which one is cheaper? We need to make sure that we are driving the message of the value we bring. What is the business issue that we as a company and our product and services are out to solve for the market? I think that that’s been a big issue for us as an organization and that is why we put so much emphasis on our strategic plan and on our messaging out to market. And now we certainly have a fantastic base on which to build to realize our vision and now we will start to make thousands of decisions that will all support that. So we need to get that message out. I think that is as big a part as the past financial pieces. And fortunately for us, we are getting the financial things straight and we certainly, you know, aren’t completely out of the woods yet but we are doing a great job I think. I think that we’ve got a good message now and now we are going to start to drive that message and drive internal changes to accomplish that and get the word out to the market.

Julian Allen - Cannell Capital - Analyst

My final follow-up is: is the sales team relatively stable given the changes last year with Frank leaving the Company?

Keith Hagen - QuadraMed - President and CEO

Yes. Yes it is.

Operator

(OPERATOR INSTRUCTIONS) Dick Morrison with Morrison Fraser.

Dick Morrison - Morrison Fraser - Analyst

Good. You’re making a lot of progress for those of us who have followed your Company for awhile. All of my questions have been answered. Keep up the good work.

Keith Hagen - QuadraMed - President and CEO

Thank you, Dick. Appreciate it.

Operator

(OPERATOR INSTRUCTIONS) Adrian McKay from Freestyle Fund.

Adrian McKay - Freestyle Fund - Analyst

Can you give us an update on where you stand with the registration statement on the preferred?

Dave Piazza - QuadraMed - CFO

The registration statements were filed in February as you know and they are under SEC review right now. And the driving factor will be the filing of our annual financial statement that we just talked about and we will refresh those filings with the updated 10-K information and then the SEC will continue their review and as soon as we know that it goes effective we will be — we will let you know.

Operator

Steve Weiss, individual investor

Steve Weiss, Private Investor

Just wanted to ask a quick question. In terms of all the changes that have happened at QuadraMed, what is going on with the corporate culture? How is the attitude changing? Is there some excitement? What’s going on?

Keith Hagen - QuadraMed - President and CEO

You are likely to say that I’m biased on my answer to this but all the anecdotal evidence is that the culture is very, very positive. As I talk to people and just to let you know I’ve made an effort to get out to almost all of the major offices that we have, to talk to people specifically. I make an effort to walk around the building here to talk to staff. The messaging that I’m getting is that there is a lot of excitement about myself and Jim Klein coming back to the organization. There’s excitement about the direction and that people are generally very excited. So I would say that it’s very positive. Oh and, yes, I’ve done a lot to reach out to the staff with e-mails. We did a worldwide webcast, a live webcast to all the employees so that I could address all of our staff directly. So I have done a lot of things to focus on communication now with everybody and I think that generally the morale is doing real well.

Operator

Jawahar Hingorani with Thompson Davis & Company.

Jawahar Hingorani - Thompson Davis & Company - Analyst

Just actually most of my questions have been answered. Just wanted to get on the call and say congratulations. It sounds like the turnaround is pretty much effective and underway and I would like to catch up with you off-line.

Dave Piazza - QuadraMed - CFO

Sure.

Operator

(OPERATOR INSTRUCTIONS) David Hayes, individual investor.

David Hayes - Private Investor

I wanted to congratulate you on the strategic messaging and I think the vision, realignment plan that from my perspective is something that really needed to be worked on. So as a shareholder I really do appreciate that. Have one very silly question first to ask on the financial side. Did I miss a release actually of the income statement for the revenue postings for the year?

Dave Piazza - QuadraMed - CFO

No. I actually did go through that and as I said, we reported $122 million of revenue for the entire 2005, compared to $124.8 million in 2004.

David Hayes. Private Investor

Yes I had some difficulty actually getting online. I do appreciate that. Then I guess the other question and like I said with the strategic part, a lot of my comments have come to you guys from that saying get a plan together because I thought the technology is excellent that you have. On the guidance side I think you answered a little bit of that question in terms of getting the message of QuadraMed out. Do you have any feelings that you will be providing financial guidance as well as the marketing messaging?

Keith Hagen - QuadraMed - President and CEO

Yes. The answer is what I’ve tried to do in this call is to provide some more flavor for the business and some more leading indicator type of numbers. My expectation is that it will be a little more than what people have heard before and not as much as some people are going to want to hear. For right now, based on my tenure and the new strategy that we have and the work that we have to execute on our strategic plan I don’t expect to give any more details of guidance than what I’ve provided today.

David Hayes, Private Investor

I appreciate that answer and, again, thanks for all the time. Thanks for the work. I look forward to good results.

Operator

Ladies and gentlemen, currently, there are no further questions in the queue. At this time, Mr. Hagen, I would like to turn the conference back to you for any additional or closing comments.

Keith Hagen - QuadraMed - President and CEO

Thank you, April, and thank you, everyone, for joining us today and have a great evening.

Operator

Once again, that will conclude today’s conference. Thank you for joining us.